NEWS RELEASE	FLOTEK INDUSTRIES, INC.
FLOTEK INDUSTRIES, INC. Houston, Texas	Wednesday, September 28, 2005 7:00 a.m. CST

FLOTEK INDUSTRIES ANNOUNCES RESPONSE TO WARNING LETTER RECEIVED FROM AMEX

HOUSTON, September 28, 2005 - Flotek Industries, Inc. (the “Company”), announced that it received a warning letter from the staff of the American Stock Exchange (the "AMEX") that the Company was not in compliance with the continued listing standard described in Section 301 of the AMEX Company Guide because the securities issued in its previously announced private equity placement were issued prior to applying for the listing of such securities and receiving notification from the AMEX that the securities had been approved for listing.

The Company received the warning letter on September 2, 2005 and filed an application for the listing of additional securities with the AMEX on the same date. On September 21, 2005 Flotek received notification from the AMEX that the application to list additional securities had been approved, resolving the compliance deficiency.

In the letter, the Company was advised that the AMEX staff would not initiate further continued listing evaluation and follow-up procedures as specified in Section 1009 of the Company Guide.

Flotek began trading on the AMEX on July 27, 2005. Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com.

CONTACT:
Flotek Industries, Inc.
Rosalie Melia, Corporate Secretary
713.849.9911